Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheet

June 30, 2007

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET OF

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

i

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

June 30,
2007

ASSETS

Current assets:
Cash and cash equivalents	$ 32
Accounts receivable, trade (net of allowance for doubtful accounts of $110)	927,575
Accounts receivable, related parties	1,974
Inventories	93,379
Other	37,535
Total current assets	1,060,495
Property, plant and equipment, at cost (net of accumulated depreciation and amortization
of $542,676)	1,703,597
Equity investments	1,059,921
Intangible assets	176,090
Goodwill	15,506
Other assets	92,399
Total assets	$ 4,108,008

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$ 958,121
Accounts payable, related parties	67,549
Accrued interest	37,164
Other accrued taxes	16,576
Other	27,478
Total current liabilities	1,106,888
Long-term debt:
Senior notes	1,104,459
Junior subordinated notes	299,521
Other long-term debt	200,000
Total long-term debt	1,603,980
Other liabilities and deferred credits	35,818
Minority interest	1,438,950
Commitments and contingencies
Member’s equity (deficit):
Accumulated other comprehensive income	1,751
Member’s equity (deficit)	(79,379)
Total member’s equity (deficit)	(77,628)
Total liabilities and member’s equity (deficit)	$ 4,108,008

See Notes to Unaudited Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

NOTE 1. ORGANIZATION

Organization

Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company whose membership interests are owned, as of June 30, 2007, by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership. Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan. Through May 6, 2007, our membership interests were owned by DFI GP Holdings L.P. (“DFI”), an affiliate of EPCO which initially acquired such interests in February 2005. On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO Partners, L.P.’s (“TEPPCO”) limited partner units (“Units”) and the incentive distribution rights associated with our general partner interest in TEPPCO, were sold by DFI to Enterprise GP Holdings for partnership interests in Enterprise GP Holdings. Mr. Duncan and certain of his affiliates, including EPCO, DFI, Enterprise GP Holdings and Dan Duncan LLC, a privately held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise”) and its affiliates, including Duncan Energy Partners L.P. EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates. We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO. Together with other affiliates of Mr. Duncan, EPCO collectively owns 16,691,550 Units of TEPPCO. Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO also are employees of EPCO. Under an amended and restated administrative services agreement (“ASA”), EPCO performs all management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations. References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with EPCO or Enterprise GP Holdings.

We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO. We have no independent operations and no material assets outside those of TEPPCO. TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its Units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” Through June 29, 2007, TEPPCO operated through TE Products Pipeline Company, Limited Partnership, TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P. On June 30, 2007, TE Products Pipeline Company, Limited Partnership and TEPPCO Midstream Companies, L.P. converted into Texas limited partnerships and immediately thereafter merged into newly-formed Texas limited liability companies that had no business operations prior to the merger. The resulting limited liability companies are called TE Products Pipeline Company, LLC (“TE Products”) and TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”). As of June 30, 2007, TEPPCO operates through TE Products, TCTM and TEPPCO Midstream. Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the “Operating Companies.”

Basis of Presentation and Principles of Consolidation

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interests in TEPPCO into our balance sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business. We have no independent operations and no material assets outside those of TEPPCO. The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 12 for additional information regarding minority interest ownership in our consolidated subsidiaries).

The accompanying unaudited condensed consolidated balance sheet reflects all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of June 30, 2007. Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”). Our unaudited June 30, 2007 balance sheet should be read in conjunction with our audited December 31, 2006 balance sheet filed on TEPPCO’s Current Report on Form 8-K on March 20, 2007. In addition, this financial information should be read in conjunction with TEPPCO’s Form 10-Q for the period ended June 30, 2007. The Commission file number for TEPPCO’s public filings is 1-10403.

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

NOTE 2. GENERAL ACCOUNTING POLICIES AND RELATED MATTERS

Business Segments

We operate and report in three business segments: transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”). Our reportable segments offer different products and services and are managed separately because each requires different business strategies.

Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”). We refer to refined products, LPGs, petrochemicals, crude oil, NGLs and natural gas in this Report, collectively, as “petroleum products” or “products.”

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Income Taxes

Provision for income taxes is applicable to our state tax obligations under the Texas Margin Tax enacted in May 2006. For the six months ended June 30, 2007, we recorded a $0.9 million current tax liability and a $0.7 million reduction to deferred tax liability.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Recent Accounting Developments

In June 2006, the EITF reached consensus in EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The accounting guidance permits companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The accounting guidance does not apply to tax systems that are based on gross receipts or total revenues. EITF 06-3 requires companies to disclose their policy for presenting the taxes and disclose any amounts presented on a gross basis if those amounts are significant. The guidance in EITF 06-3 is effective January 1, 2007. As a matter of policy, we report such taxes on a net basis. The adoption of EITF 06-3 did not have a material effect on our financial position, results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The evaluation of a tax position in accordance with FIN 48 is a two-step process.  First, an enterprise must determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority, including resolution of any related appeals or litigation processes, based solely on the technical merits of the position.  Second, a tax position that meets the more likely than not recognition threshold is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, and we were required to adopt FIN 48 as of January 1, 2007. All of our tax positions have met the more likely than not threshold for recognition and no measurement adjustments were made to the financial statements as a result of the adoption of FIN 48. The adoption of FIN 48 did not have a material effect on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and we are required to adopt SFAS 157 as of January 1, 2008. We believe that the adoption of SFAS 157 will not have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We believe the adoption of SFAS 159 will not have a material effect on our financial position, results of operations or cash flows.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

NOTE 3. ACCOUNTING FOR UNIT-BASED AWARDS

We account for unit-based awards under the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”) using SFAS No. 123(R), Share-Based Payment. SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the awards at grant date. The fair value of a unit-based award is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an award is amortized to earnings on a straight-line basis over the requisite service or vesting period. We account for awards under our 1999 Phantom Unit Retention Plan, our 2000 Long Term Incentive Plan and our 2005 Phantom Unit Plan as liability awards under the provisions of SFAS 123(R). For a discussion of the EPCO, Inc. TPP Employee Unit Purchase Plan, see Note 13.

1999 Phantom Unit Retention Plan

Effective January 1, 1999, we adopted the Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) to provide key employees with incentive awards whereby a participant is granted phantom units. These phantom units are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at stated redemption dates. The fair market value of each phantom unit is equal to the closing price of a TEPPCO Unit as reported on the NYSE on the redemption date. Each participant is also entitled to quarterly cash distributions equal to the product of the number of phantom units outstanding for the participant and the amount of the cash distribution that TEPPCO paid per Unit to its unitholders.

We accrue compensation expense annually based upon the terms of the 1999 Plan. A total of 31,600 phantom units remain outstanding at June 30, 2007, of which 13,000 vest April 11, 2008, 13,000 vest April 11, 2009 and 5,600 vest January 1, 2010. At June 30, 2007, we had an accrued liability balance of $1.0 million for compensation related to the 1999 Plan.

2000 Long Term Incentive Plan

Effective January 1, 2000, we established the Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) to provide key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, if the participant is then still an employee of EPCO, the participant will receive a cash payment calculated in accordance with the terms of the 2000 LTIP, which are based on: (i) the applicable performance percentage specified in the award, (ii) the number of phantom units granted under the award and (iii) the average of the closing prices of a TEPPCO Unit over the ten consecutive trading days immediately preceding the last day of the performance period.

In addition to the payment described above, during the performance period, we will pay to the participant the amount of cash distributions that TEPPCO would have paid to its unitholders had the participant been the owner of the number of TEPPCO Units equal to the number of phantom units granted to the participant under this award. We accrue compensation expense annually based upon the terms of the 2000 LTIP. At June 30, 2007, phantom units outstanding under the 2000 LTIP were 11,300 and 8,400 for awards granted for the years ended December 31, 2006 and 2005, respectively. At June 30, 2007, we had an accrued liability balance of $0.9 million for compensation related to the 2000 LTIP.

2005 Phantom Unit Plan

Effective January 1, 2005, we adopted the Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) to provide key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, if the participant is then still an

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

employee of EPCO, the participant will receive a cash payment calculated in accordance with the terms of the 2005 Phantom Unit Plan, which are based on: (i) the grantee’s vested percentage, (ii) the number of phantom units granted under the award and (iii) the average of the closing prices of a TEPPCO Unit over the ten consecutive trading days immediately preceding the last day of the performance period. At June 30, 2007, phantom units outstanding for awards granted for the years ended December 31, 2006 and 2005, were 38,200 and 39,000, respectively.

In addition to the payment described above, during the performance period, we will pay to the participant the amount of cash distributions that TEPPCO would have paid to its unitholders had the participant been the owner of the number of TEPPCO Units equal to the number of phantom units granted to the participant under this award. We accrue compensation expense annually based upon the terms of the 2005 Phantom Unit Plan. At June 30, 2007, we had an accrued liability balance of $2.2 million for compensation related to the 2005 Phantom Unit Plan.

EPCO, Inc. 2006 TPP Long-Term Incentive Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the 2006 LTIP, which provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to employees of EPCO and its affiliates providing services to us. Awards under the 2006 LTIP may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The exercise price of unit options or unit appreciation rights awarded to participants is determined by the Audit, Conflicts and Governance Committee of our board of directors (“ACG Committee”) (at its discretion) at the date of grant and may be no less than the fair market value of the option award as of the date of grant. The 2006 LTIP is administered by the ACG Committee. Subject to adjustment as provided in the 2006 LTIP, awards up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP. We reimburse EPCO for the costs allocable to 2006 LTIP awards made to employees who work in our business. On April 30, 2007 and May 2, 2007, our non-employee directors were awarded 1,647 phantom units which pay out in 2011 and 66,225 unit appreciation rights, which vest in 2012. On May 22, 2007, we granted 155,000 Unit options, 62,900 restricted Units and 338,479 unit appreciation rights to our employees, which vest in 2011, 2011 and 2012, respectively.

The 2006 LTIP may be amended or terminated at any time by the board of directors of EPCO, which is our indirect parent company, or the ACG Committee; however, any material amendment, such as a material increase in the number of TEPPCO Units available under the plan or a change in the types of awards available under the plan, would require the approval of at least 50% of TEPPCO’s unitholders. The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in awards under the 2006 LTIP in specified circumstances. The 2006 LTIP is effective until December 8, 2016 or, if earlier, the time which all available Units under the 2006 LTIP have been delivered to participants or the time of termination of the 2006 LTIP by EPCO or the ACG Committee. After giving effect to outstanding Unit options and restricted Units at June 30, 2007, a total of 4,782,600 additional TEPPCO Units could be issued under the 2006 LTIP.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

Unit Options

The information in the following table presents Unit option activity under the 2006 LTIP for the periods indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/unit)	Term (in years)
Unit Options:
Outstanding at December 31, 2006	--	$ --	--
Granted (1)	155,000	45.35
Outstanding at June 30, 2007	155,000	$ 45.35	9.9
Options exercisable at:
June 30, 2007	--	$ --	--

_______________________________________

(1)

The total grant date fair value of these awards was $0.4 million based on the following assumptions: (i) expected life of option of 7 years, (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on Units of 7.92%; and (iv) expected Unit price volatility on Units of 18.03%.

At June 30, 2007, total unrecognized compensation cost related to nonvested Unit options granted under the 2006 LTIP was an estimated $0.4 million. We expect to recognize this cost over a weighted-average period of 3.9 years.

Restricted Units

The following table summarizes information regarding our restricted Units for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	Per Unit (1)
Restricted Units at December 31, 2006	--
Granted (2)	62,900	$ 37.64
Forfeited	(500)	45.35
Restricted Units at June 30, 2007	62,400	$ 37.64

____________________________

(1)	Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)

Aggregate grant date fair value of restricted Unit awards issued during 2007 was $2.4 million based on a grant date market price of our Units of $45.35 per Unit and an estimated forfeiture rate of 17%.

None of our restricted Units vested during the six months ended June 30, 2007. At June 30, 2007, total unrecognized compensation cost related to restricted Units was $2.3 million, and these costs are expected to be recognized over a weighted-average period of 3.9 years.

Unit Appreciation Rights and Phantom Units

On April 30, 2007, the non-executive members of our board of directors were each awarded 549 phantom units under the 2006 LTIP. Each phantom unit will pay out in cash on April 30, 2011 or, if earlier, the date the

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

director is no longer serving on the board, whether by voluntarily resignation or otherwise, and at such time each such phantom unit will receive the amount of cash distributions that TEPPCO would have paid to its unitholders had the participant been the owner of the number of Units equal to the number of phantom units granted to the participant under this award. Phantom unit awards to non-employee directors are accounted for similar to SFAS 123(R) liability awards.

On May 2, 2007, the non-executive members of the board of directors were each awarded 22,075 unit appreciation rights under the 2006 LTIP. The unit appreciation rights will be subject to five year cliff vesting and will vest earlier if the director dies or is removed from, or not re-elected or appointed to, the board for reasons other than his voluntary resignation or unwillingness to serve. When the unit appreciation rights become payable, the director will receive a payment in cash (or, in the sole discretion of the ACG Committee, Units or a combination of cash and Units) equal to the fair market value of the Units subject to the unit appreciation rights on the payment date over the fair market value of the Units subject to the unit appreciation rights on the date of grant.

On May 22, 2007, we awarded 338,479 unit appreciation rights to our employees. The unit appreciation rights are subject to five year cliff vesting and are subject to forfeiture. When the unit appreciation rights become payable, the awards will be redeemed in cash (or, in the sole discretion of the ACG Committee, Units or a combination of cash and Units) equal to the fair market value of the Units on the payment date over the fair market value of the Units on the date of grant. Unit appreciation rights awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to cash-settle the awards. Unit appreciation rights awarded to non-employee directors are accounted for similar to SFAS 123(R) liability awards.

NOTE 4. EMPLOYEE BENEFIT PLANS

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan. The benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits. The pay credits were based on a participant’s salary, age and service. We used a December 31 measurement date for this plan.

Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date. Effective June 1, 2005, EPCO adopted the TEPPCO RCBP for the benefit of its employees providing services to us. Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment in 2006 or through an annuity. In April 2006, we received a determination letter from the Internal Revenue Service (“IRS”) providing IRS approval of the plan termination. For those plan participants who elected to receive an annuity, we purchased an annuity contract from an insurance company in which the plan participants own the annuity, absolving us of any future obligation to the participants.

In the fourth quarter of 2006, we recorded settlement charges of approximately $3.5 million in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, relating to the TEPPCO RCBP for any existing unrecognized losses upon the plan termination and final distribution of the assets to the plan participants. At June 30, 2007, $0.3 million of the TEPPCO RCBP plan assets had not been distributed to plan participants. We do not expect to make further contributions to the TEPPCO RCBP in 2007.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

EPCO maintains a 401(k) plan for the benefit of employees providing services to us, and we reimburse EPCO for the cost of maintaining this plan in accordance with the ASA.

NOTE 5. FINANCIAL INSTRUMENTS – INTEREST RATE SWAPS

In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. We designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $210.0 million and matures in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products pays a floating rate of interest based on a three-month U.S. Dollar LIBOR rate, plus a spread of 147 basis points, and receives a fixed rate of interest of 7.51%. During the quarters ended June 30, 2007 and 2006, we reviewed the hedge effectiveness of this interest rate swap and noted that no gain or loss from ineffectiveness was required to be recognized. The fair value of this interest rate swap was a liability of approximately $9.3 million at June 30, 2007.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the 7.625% Senior Notes. Under the swap agreements, TEPPCO paid a floating rate of interest based on a U.S. Dollar LIBOR rate, plus a spread, and received a fixed rate of interest of 7.625%. These swap agreements were later terminated in 2002 resulting in gains of $44.9 million. The gains realized from the swap terminations have been deferred as adjustments to the carrying value of the 7.625% Senior Notes and are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the 7.625% Senior Notes. At June 30, 2007, the unamortized balance of the deferred gains was $25.6 million. In the event of early extinguishment of the 7.625% Senior Notes, any remaining unamortized gains would be recognized in the consolidated statement of income at the time of extinguishment.

On January 20, 2006, TEPPCO entered into interest rate swap agreements with a total notional amount of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility. These interest rate swaps mature in January 2008. Under the swap agreements, TEPPCO pays a fixed rate of interest ranging from 4.67% to 4.695% and receives a floating rate based on a three-month U.S. Dollar LIBOR rate. In the third quarter of 2006, these swaps were designated as cash flow hedges. For the period from January 20, 2006 through the date these swaps were designated as cash flow hedges, changes in the fair value of the swaps were recognized in earnings. While these interest rate swaps remain in effect, future changes in the fair value of the cash flow hedges, to the extent the swaps are effective, will be recognized in other comprehensive income until the hedged interest costs are recognized in earnings. At June 30, 2007, the fair value of these interest rate swaps was assets of $1.0 million. These interest rate swaps were de-designated as cash flow hedges on June 30, 2007.

In October 2006 and February 2007, TEPPCO executed a series of treasury rate lock agreements that extended through June 2007 for a notional amount totaling $300.0 million. These agreements, which were derivative instruments, were designated as cash flow hedges to offset TEPPCO’s exposure to increases in the underlying U.S. Treasury benchmark rate that was used to establish the fixed interest rate for debt that TEPPCO issued in May 2007. In May 2007, these treasury locks were terminated concurrent with the issuance of junior subordinated notes (see Note 11). The termination of the treasury locks resulted in gains of $1.4 million, and the gains were recorded in other comprehensive income. These gains are being amortized using the effective interest method as reductions to future interest expense over the fixed rate term of the junior subordinated notes, which is ten years. The weighted average rate under the treasury lock agreements was approximately 4.6%. The actual coupon rate of the debt issuance was comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium for its debt security. In the event of early extinguishment of the junior subordinated notes, any remaining unamortized gains would be recognized in the consolidated statement of income at the time of extinguishment.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET – (Continued)

In June 2007, TEPPCO executed a forward treasury rate lock agreement that extends through January 31, 2008 for a notional amount of $50.0 million. This agreement, which is a derivative instrument, has been designated as a cash flow hedge to offset TEPPCO’s exposure to increases in the underlying U.S. Treasury benchmark rate that is expected to be used to establish the fixed interest rate for debt that TEPPCO expects to incur in 2008. The rate under the treasury lock agreement was 5.112%. The actual coupon rate of the expected debt will be comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium at the date of issuance. At June 30, 2007, the fair value of the treasury lock was a liability of $0.2 million. To the extent effective, gains and losses on the value of the treasury lock will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt. No ineffectiveness was recognized as of June 30, 2007.

NOTE 6. INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values at June 30, 2007. The major components of inventories were as follows:

June 30, 2007
Crude oil (1)	$ 64,110
Refined products and LPGs (2)	14,403
Lubrication oils and specialty chemicals	7,836
Materials and supplies	6,760
Other	270
Total	$ 93,379

_____________________

(1)	At June 30, 2007, the substantial majority of our crude oil inventory was subject to forward sales contracts.

(2)	Refined products and LPGs inventory is managed on a combined basis.

NOTE 7.	PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment at June 30, 2007, were as follows:

	Estimated
	Useful Life	June 30,
	In Years	2007
Land and right of way	20-40	$ 134,273
Line pipe and fittings	20-40	1,213,715
Storage tanks	20-40	210,191
Buildings and improvements	5-40(1)	64,164
Machinery and equipment	5-40(2)	381,943
Construction work in progress		241,987
Total property, plant and equipment		2,246,273
Less accumulated depreciation and amortization		542,676
Net property, plant and equipment		$ 1,703,597

_____________________

(1)	In general, the estimated useful lives of major components of this category are as follows: buildings, 20-40 years and leasehold improvements and other, 5-10 years.

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(2)

In general, the estimated useful lives of major components of this category are as follows: pumping equipment, 20-30 years; other station equipment, 20-30 years; delivery facilities, 20-40 years; communication systems, 5-10 years; office furniture and equipment, 5-10 years; and vehicles and other work equipment, 5-10 years.

NOTE 8. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

We use the equity method of accounting to account for our investments in unconsolidated affiliates. These investments are identified below by reporting business segment (see Note 14 for a general discussion of our business segments). The following table presents our investments in unconsolidated affiliates as of June 30, 2007:

		Investments in
	Ownership	unconsolidated
	Percentage at	affiliates at
	June 30,	June 30,
	2007	2007
Downstream Segment:
Centennial Pipeline LLC (“Centennial”)	50.0%	$ 80,687
Other	25.0%	383
Upstream Segment:
Seaway Crude Pipeline Company (“Seaway”)	50.0%	192,233
Midstream Segment:
Jonah Gas Gathering Company (“Jonah”)	95.3%	786,618
Total		$ 1,059,921

Seaway

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway. The remaining 50% interest is owned by ConocoPhillips. We operate and commercially manage the Seaway assets. Seaway owns pipelines that carry imported, offshore and domestic onshore crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of Seaway. Our sharing ratio (including the amount of distributions we receive) changed from 60% to 40% on March 12, 2006, and as such, our share of revenue and expense of Seaway was 47% for 2006. Thereafter, we receive 40% of revenue and expense (and distributions) of Seaway. During the six months ended June 30, 2007, we received distributions from Seaway of $7.4 million. During the six months ended June 30, 2007, we did not invest any additional funds in Seaway.

Centennial

TE Products owns a 50% ownership interest in Centennial, and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. During the six months ended June 30, 2007, TE Products contributed $11.1 million to Centennial, of which $6.1 million was for contractual obligations that were created upon formation of Centennial and $5.0 million was for debt service requirements. During the six months ended June 30, 2006, TE Products contributed $2.5 million to Centennial. TE Products has received no cash distributions from Centennial since its formation.

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MB Storage

Through February 28, 2007, TE Products owned a 49.5% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”) and a 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage), and Louis Dreyfus Energy Services L.P. (“Louis Dreyfus”) owned the remaining interests. On March 1, 2007, TE Products sold its ownership interests in MB Storage and its general partner to Louis Dreyfus (see Note 9). MB Storage owns storage capacity at the Mont Belvieu fractionation and storage complex and a short haul transportation shuttle system that ties Mont Belvieu, Texas, to the upper Texas Gulf Coast energy marketplace. MB Storage is a service-oriented, fee-based venture serving the fractionation, refining and petrochemical industries with substantial capacity and flexibility for the transportation, terminaling and storage of NGLs, LPGs and refined products. TE Products operated the facilities for MB Storage through February 28, 2007.

For the year ended December 31, 2006, TE Products received the first $1.7 million per quarter (or $6.78 million on an annual basis) of MB Storage’s income before depreciation expense, as defined in the Agreement of Limited Partnership of MB Storage. Any amount of MB Storage’s 2006 income before depreciation expense in excess of $6.78 million was allocated evenly between TE Products and Louis Dreyfus. Depreciation expense on assets each party originally contributed to MB Storage was allocated between TE Products and Louis Dreyfus based on the net book value of the assets contributed. Depreciation expense on assets constructed or acquired by MB Storage subsequent to formation was allocated evenly between TE Products and Louis Dreyfus. For the period from January 1, 2007 through February 28, 2007, TE Products’ sharing ratio in the earnings of MB Storage was approximately 56.0%. During the period from January 1, 2007 through February 28, 2007, TE Products received distributions from MB Storage of $10.4 million, and made no contributions to MB Storage.

Jonah

On August 1, 2006, Enterprise, through its affiliate, Enterprise Gas Processing, LLC, became our joint venture partner by acquiring an interest in Jonah, the partnership through which we have owned our interest in the Jonah system. Prior to entering into the Jonah joint venture, Enterprise had managed the construction of the Phase V expansion and funded the initial costs under a letter of intent we entered into in February 2006. In connection with the joint venture arrangement, we and Enterprise plan to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah system from 1.5 billion cubic feet (“Bcf”) per day to approximately 2.3 Bcf per day and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to approximately 2.0 Bcf per day, was completed in July 2007. The second portion of the expansion is expected to be completed during the first quarter of 2008. We expect to reimburse Enterprise for our share of the Phase V expansion costs. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, we and Enterprise will each pay our respective ownership share (approximately 80% and 20%, respectively) of the expansion costs that exceed the agreed upon base cost estimate.

Enterprise manages the Phase V construction project. From August 1, 2006, we and Enterprise have equally shared the costs of the Phase V expansion. Through June 30, 2007, we have reimbursed Enterprise $180.5 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At June 30, 2007, we had a payable to Enterprise for costs incurred of $10.9 million. During the fourth quarter of 2006, certain sections of new Phase V expansion pipe were commissioned and placed in service. Since December 2006, Enterprise has shared in the incremental cash flow resulting from the operation of those new facilities. After subsequent construction milestones are achieved, we and Enterprise will share partnership cash distributions and earnings based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion. Based on this formula in the partnership agreement, we will ultimately retain ownership of an approximate 80% interest in Jonah, with Enterprise owning the remaining 20% and serving as operator, with further costs and cash distributions being allocated based on such ownership interests. At June 30, 2007, our

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ownership interest in Jonah and our sharing ratio in the earnings of Jonah was 95.3%. During the six months ended June 30, 2007, we received distributions from Jonah of $50.4 million, which included $11.6 million of distributions declared in 2006 and paid during the first quarter of 2007. During the six months ended June 30, 2007, we contributed $86.2 million to Jonah. The joint venture is governed by a management committee comprised of two representatives approved by Enterprise and two representatives approved by us, each with equal voting power. The formation of the joint venture was reviewed and recommended for approval by the ACG Committee.

Summarized Financial Information of Unconsolidated Affiliates

Summarized combined balance sheet information by reporting segment as of June 30, 2007, is presented below:

	June 30, 2007
	Current Assets	Noncurrent Assets	Current Liabilities	Long-term Debt	Noncurrent Liabilities	Partners’ Capital
Downstream Segment (1)	$ 16,787	$ 253,250	$ 16,637	$ 135,000	$ 7,179	$ 111,221
Upstream Segment	21,770	252,439	7,383	--	26	266,800
Midstream Segment	40,750	948,958	17,697	--	203	971,808

_________________

(1)	On March 1, 2007, we sold our ownership interest in MB Storage to Louis Dreyfus.

NOTE 9. DISPOSITIONS AND DISCONTINUED OPERATIONS

Dispositions

MB Storage

On March 1, 2007, TE Products sold its 49.5% ownership interest in MB Storage, its 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) and other related assets to Louis Dreyfus for a total of approximately $156.1 million in cash, which includes approximately $18.5 million for other TE Products assets. This sale was in compliance with the October 2006 order and consent agreement with the Bureau of Competition of the Federal Trade Commission (“FTC”) and was completed in accordance with the terms and conditions approved by the FTC in February 2007. We expect to use the proceeds from the transaction to partially fund our 2007 portion of the Jonah Phase V expansion and other recently announced organic growth projects. We recognized gains of approximately $59.6 million and $13.2 million related to the sale of our equity interests and other related assets of TE Products, respectively.

In accordance with a transition services agreement between TE Products and Louis Dreyfus effective as of March 1, 2007, TE Products will provide certain administrative services to MB Storage for a period of up to two years after the sale, for a fee equal to 110% of the direct costs and expenses TE Products and its affiliates incur to provide the transition services to MB Storage. Payments for these services will be made according to the terms specified in the transition services agreement.

Other Refined Products Assets

On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise for approximately $8.0 million in cash. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area,

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in which the new pipeline provides greater operational capability and flexibility. We recognized a gain of approximately $5.5 million on this transaction.

Discontinued operations

Pioneer Plant

On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business for us. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our ACG Committee and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.

NOTE 10. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The following table reflects the components of intangible assets, including excess investments, being amortized at June 30, 2007:

	June 30, 2007
	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Gathering and transportation agreements	$ 241,537	$ (97,400)
Fractionation agreement	38,000	(17,575)
Other	14,810	(3,282)
Subtotal	294,347	(118,257)

Excess investments:
Centennial Pipeline LLC	33,390	(18,172)
Seaway Crude Pipeline Company	26,908	(4,793)
Jonah Gas Gathering Company	3,949	(33)
Subtotal	64,247	(22,998)

Total intangible assets	$ 358,594	$ (141,255)

SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required.

The values assigned to our intangible assets for natural gas gathering contracts on the Val Verde Gas Gathering Company, L.P. (“Val Verde”) system are amortized on a unit-of-production basis, based upon the actual throughput of the systems compared to the expected total throughput for the lives of the contracts. From time to time, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the system, and as a result, we evaluate the remaining expected useful lives of the contract assets based on the best

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available information. Revisions to these estimates may occur as additional production information is made available to us.

The values assigned to our fractionation agreement and other intangible assets are generally amortized on a straight-line basis. Our fractionation agreement is being amortized over its contract period of 20 years. The amortization periods for our other intangible assets, which include non-compete and other agreements, range from 3 years to 15 years. The value of $8.5 million assigned to our crude supply and transportation intangible customer contracts is being amortized on a unit-of-production basis.

The value assigned to our excess investment in Centennial was created upon its formation. Approximately $30.0 million is related to a contract and is being amortized on a unit-of-production basis based upon the volumes transported under the contract compared to the guaranteed total throughput of the contract over a 10-year life. The remaining $3.4 million is related to a pipeline and is being amortized on a straight-line basis over the life of the pipeline, which is 35 years. The value assigned to our excess investment in Seaway was created upon acquisition of our 50% ownership interest in 2000. We are amortizing the excess investment in Seaway on a straight-line basis over a 39-year life related primarily to the life of the pipeline. The value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s Phase V expansion. We will continue to capitalize interest on the construction of the expansion of the Jonah system until the construction is completed and placed into service. As portions of the expansion are placed into service, we will amortize the excess investment in Jonah on a straight-line basis over the life of the assets constructed.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.

To perform an impairment test of goodwill, we have identified our reporting units and have determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units. We then determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit. We will continue to compare the fair value of each reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142.

The following table presents the carrying amount of goodwill at June 30, 2007, by business segment:

	Downstream	Midstream	Upstream	Segments
	Segment	Segment	Segment	Total
Goodwill	$ 1,339	$ --	$ 14,167	$ 15,506

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NOTE 11. DEBT OBLIGATIONS

The following table summarizes the principal amounts outstanding under TEPPCO’s and TE Products’ debt instruments at June 30, 2007:

June 30, 2007

Senior debt obligations:
Revolving Credit Facility, due December 2011	$ 200,000
6.45% TE Products Senior Notes, due January 2008 (1)	179,983
7.625% TEPPCO Senior Notes, due February 2012	498,976
6.125% TEPPCO Senior Notes, due February 2013	199,202
7.51% TE Products Senior Notes, due January 2028	210,000
Total senior debt obligations	1,288,161

7.000% TEPPCO Junior Subordinated Notes, due June 2067	299,521
Total borrowings	1,587,682
Adjustment to carrying value associated with hedges of fair value swaps	16,298
Total Debt Instruments (1)	$ 1,603,980

_________________

(1)   In accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term debt reflects the classification of short-term obligations at June 30, 2007 as long-term. With respect to the 6.45% TE Products Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolving Credit Facility to fund the repayment of these Senior Notes.

Revolving Credit Facility

TEPPCO has in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“Revolving Credit Facility”), which matures on December 13, 2011. TEPPCO may request up to two one-year extensions of the maturity date, subject to lender approval and satisfaction of certain other conditions. Commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. Financial covenants in the Revolving Credit Facility require that TEPPCO maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions) and a ratio of EBITDA to Interest Expense (as defined and calculated in the facility) of at least 3.00 to 1.00, in each case with respect to specified twelve month periods. Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability to, among other things, incur additional indebtedness, make certain distributions, incur liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the principal aggregate amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of TEPPCO’s Consolidated Total Capitalization (as defined therein). In May 2007, TEPPCO repaid approximately $295.0 million of the then outstanding balance of the Revolving Credit Facility with proceeds received from the issuance of junior subordinated notes. At June 30, 2007, TEPPCO had outstanding $200.0 million under the Revolving Credit Facility at a weighted average interest rate of 5.86%. At June 30, 2007, TEPPCO was in compliance with the covenants of the Revolving Credit Facility.

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Senior Notes

On January 27, 1998, TE Products issued $180.0 million principal amount of 6.45% Senior Notes due 2008, and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”). The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and are being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 may not be redeemed prior to their maturity on January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, may be redeemed at any time after January 15, 2008, at the option of TE Products, in whole or in part, at the following redemption prices (expressed in percentages of the principal amount) during the twelve months beginning January 15 of the years indicated:

	Redemption		Redemption
Year	Price	Year	Price

2008	103.755%	2013	101.878%
2009	103.380%	2014	101.502%
2010	103.004%	2015	101.127%
2011	102.629%	2016	100.751%
2012	102.253%	2017	100.376%

and thereafter at 100% of the principal amount, together in each case with accrued interest at the redemption date.

The TE Products Senior Notes do not have sinking fund requirements. Interest on the TE Products Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year. The TE Products Senior Notes are unsecured obligations of TE Products and rank pari passu with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TE Products’ ability to incur additional indebtedness. At June 30, 2007, TE Products was in compliance with the covenants of the TE Products Senior Notes.

On February 20, 2002, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% TEPPCO Senior Notes”). The 7.625% TEPPCO Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. The 7.625% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 7.625% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. At June 30, 2007, TEPPCO was in compliance with the covenants of the 7.625% TEPPCO Senior Notes.

On January 30, 2003, TEPPCO issued $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% TEPPCO Senior Notes”). The 6.125% TEPPCO Senior Notes were issued at a discount of $1.4 million and are being accreted to their face value over the term of the notes. The 6.125% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 6.125% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. At June 30, 2007, TEPPCO was in compliance with the covenants of the 6.125% TEPPCO Senior Notes.

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Junior Subordinated Notes

In May 2007, TEPPCO issued and sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolving Credit Facility and for general partnership purposes. TEPPCO’s payment obligations under the Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture). TE Products, TEPPCO Midstream, TCTM and Val Verde (collectively, the “Subsidiary Guarantors”) have jointly and severally guaranteed, on a junior subordinated basis, payment of the principal of, premium, if any, and interest on the Junior Subordinated Notes.

The indenture governing the Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the Junior Subordinated Notes. The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture also provides that during any period in which TEPPCO defers interest payments on the Junior Subordinated Notes, subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its equity securities; (ii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause its respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of its or the Subsidiary Guarantors’ debt securities (including securities similar to the Junior Subordinated Notes) that contractually rank equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable; and (iii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause its respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Junior Subordinated Notes) that contractually ranks equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable.

The Junior Subordinated Notes bear interest at a fixed annual rate of 7.000% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions. Deferred interest will accumulate additional interest at the then-prevailing interest rate on the Junior Subordinated Notes. The Junior Subordinated Notes mature in June 2067. The Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a replacement capital covenant in favor of holders of a designated series of senior long-term indebtedness (as provided in the underlying documents) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that TEPPCO would not redeem or repurchase or otherwise satisfy, discharge or defease any of the Junior Subordinated Notes on or before June 1, 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase, TEPPCO has or one of its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes. The replacement capital covenant is not a term of the indenture or the Junior Subordinated Notes.

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Fair Values

The following table summarizes the estimated fair values of TEPPCO’s Senior Notes and Junior Subordinated Notes at June 30, 2007:

	Face Value	Fair Value

6.45% TE Products Senior Notes, due January 2008	$ 180,000	$ 180,630
7.625% TEPPCO Senior Notes, due February 2012	500,000	532,902
6.125% TEPPCO Senior Notes, due February 2013	200,000	199,697
7.51% TE Products Senior Notes, due January 2028	210,000	218,762
7.000% TEPPCO Junior Subordinated Notes, due June 2067	300,000	286,045

TEPPCO has entered into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the debt obligations discussed above (see Note 5).

Letter of Credit

At June 30, 2007, TEPPCO had outstanding a $15.3 million standby letter of credit in connection with crude oil purchased during the second quarter of 2007. The payable related to these purchases of crude oil is expected to be paid during the third quarter of 2007.

NOTE 12. MINORITY INTEREST

Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units. The Parent Company owns a 2% general partner interest in TEPPCO. For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as minority interest. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party investors. At June 30, 2007, TEPPCO had outstanding 89,867,229 Units.

NOTE 13. MEMBER’S EQUITY (DEFICIT)

At June 30, 2007, member’s equity (deficit) consisted of our capital account and accumulated other comprehensive income.

At June 30, 2007, we had a deficit balance of $79.4 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us. The member’s equity account generally consists of our member’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us. Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period. In turn, cash distributions we make to our member during a period may exceed our net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements). Cash distributions by us to our member in excess of our net income during

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previous periods resulted in a deficit in the member’s equity account at June 30, 2007. Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

EPCO, Inc. TPP Employee Unit Purchase Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”), which provides for discounted purchases of TEPPCO’s Units by employees of EPCO and its affiliates. Generally, any employee who (1) has been employed by EPCO or any of its designated affiliates for three consecutive months, (2) is a regular, active and full time employee and (3) is scheduled to work at least 30 hours per week is eligible to participate in the Unit Purchase Plan, provided that employees covered by collective bargaining agreements (unless otherwise specified therein) and 5% owners of us, EPCO or any affiliate are not eligible to participate.

A maximum of 1,000,000 of TEPPCO’s Units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan). TEPPCO Units to be delivered under the plan may be acquired by the custodian of the plan in the open market or directly from TEPPCO, EPCO, any of EPCO’s affiliates or any other person; however, it is generally intended that Units are to be acquired from TEPPCO. Eligible employees may elect to have a designated whole percentage (ranging from 1% to 10%) of their eligible compensation for each pay period withheld for the purchase of Units under the plan. EPCO and its affiliated employers will periodically remit to the custodian the withheld amounts, together with an additional amount by which EPCO will bear approximately 10% of the cost of the Units for the benefit of the participants. Unit purchases will be made following three month purchase periods over which the withheld amounts are to be accumulated. We reimburse EPCO for all such costs allocated to employees who work in our business.

The plan is administered by a committee appointed by the Chairman or Vice Chairman of EPCO. The Unit Purchase Plan may be amended or terminated at any time by the board of directors of EPCO, or the Chairman of the Board or Vice Chairman of the Board of EPCO; however, any material amendment, such as a material increase in the number of Units available under the plan or an increase in the employee discount amount, would also require the approval of at least 50% of TEPPCO’s unitholders. The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available Units under the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO. As of June 30, 2007, no TEPPCO Units have been issued to employees under this plan.

Accumulated Other Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement. At June 30, 2007, the components of accumulated other comprehensive income reflected on our consolidated balance sheet was composed of crude oil hedges, interest rate swaps and unrecognized losses associated with the TEPPCO RCBP. The crude oil hedges mature in 2007. While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods. The interest rate swaps mature in January 2008, are related to TEPPCO’s variable rate revolving credit facility and are designated as cash flow hedges beginning in the third quarter of 2006.

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The accumulated balance of other comprehensive income related to our cash flow hedges and unrecognized losses associated with our pension benefits is as follows:

Balance at December 31, 2006	$ 426
Changes in fair values of interest rate cash flow hedges	1,512
Changes in fair values of crude oil cash flow hedges	(153)
Pension benefit SFAS No. 158 adjustment	(34)
Balance at June 30, 2007	$ 1,751

NOTE 14. BUSINESS SEGMENTS

We have three reporting segments:

•	Our Downstream Segment, which is engaged in the transportation, marketing and storage of refined products, LPGs and petrochemicals;
•	Our Upstream Segment, which is engaged in the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals; and
•	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and transportation of NGLs.

The following table provides the total assets for each segment at June 30, 2007. The amount indicated below as “Other” relates primarily to Parent Company fiancial statements, intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments.

	Downstream Segment	Upstream Segment	Midstream Segment	Segments Total	Other	Consolidated
Total assets	$ 1,160,615	$ 1,610,082	$ 1,418,612	$ 4,189,309	$ (81,301)	$ 4,108,008

NOTE 15. RELATED PARTY TRANSACTIONS

The following table summarizes the related party with balances with EPCO and affiliates at June 30, 2007:

June 30, 2007

Accounts receivable, related parties (1)	$ 1,974
Insurance reimbursement receivable	1,426
Accounts payable, related parties (2)	67,549

________________________________________________

(1)	Relates to sales and transportation services provided to EPCO and affiliates and direct payroll, payroll related costs and other operational charges to unconsolidated affiliates.

(2)

Relates to direct payroll, payroll related costs and other operational related charges from EPCO and affiliates, transportation and other services provided by unconsolidated affiliates and advances from Seaway for operating expenses.

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Relationship with EPCO and Affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its consolidated private company subsidiaries;
•	Enterprise GP Holdings, which owns all of our membership interests;
•	Enterprise Products Partners L.P., which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
•	Duncan Energy Partners L.P., which is controlled by affiliates of EPCO; and
•	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah.

EPCO, a private company controlled by Dan L. Duncan, is an affiliate of Enterprise GP Holdings, which owns and controls us. Our principal business activity of is to act as managing partner of TEPPCO. Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. We paid cash distributions of $23.8 million during the six months ended June 30, 2007 to our member.

The ownership interests in us and limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise and us. All of the ownership interests in us and the limited partner interests in TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.

Unless noted otherwise, our agreements with EPCO or its affiliates are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

We do not have any employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA. We reimburse EPCO for the allocated costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees.

Sale of Pioneer plant

On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business for us. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and recommended for approval by our ACG Committee and a fairness opinion was rendered by an investment banking firm. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million. Costs associated with the completion of the transaction were approximately $0.4 million.

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Jonah Joint Venture

On August 1, 2006, Enterprise (through an affiliate) became our joint venture partner by acquiring an interest in Jonah, the partnership through which we have owned our interest in the Jonah system. Through June 30, 2007, we have reimbursed Enterprise $180.5 million for 50% of the Phase V cost incurred by it (including its cost of capital of $1.3 million). At June 30, 2007, we had a payable to Enterprise for costs incurred of $10.9 million (see Note 8). At June 30, 2007, we had a receivable from Jonah of $1.5 million for operating expenses.

In conjunction with the formation of the joint venture, we have agreed to indemnify Enterprise from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of our representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah system prior to the effective date of the joint venture. In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise exceed $1.0 million, and the maximum potential amount of future payments under the indemnity is limited to $100.0 million. However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million. All indemnity payments are net of insurance recoveries that Enterprise may receive from third-party insurers. We carry insurance coverage that may offset any payments required under the indemnity. We do not expect that these indemnities will have a material adverse effect on our financial position, results of operations or cash flows.

Other Transactions

On January 23, 2007, we sold a 10-mile, 18-inch segment of pipeline to an affiliate of Enterprise for approximately $8.0 million. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area, in which the new pipeline provides greater operational capability and flexibility (see Note 9).

In June 2007, we purchased 300,000 barrels of propane linefill from an affiliate of Enterprise for approximately $14.4 million.

Relationship with Energy Transfer Equity

In May 2007, Enterprise GP Holdings acquired non-controlling ownership interests in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and LE GP, LLC (“ETE GP”), the general partner of Energy Transfer Equity. Following the transaction, Enterprise GP Holdings owns approximately 34.9% of the membership interests in ETE GP and 38,976,090 common units of Energy Tranfer Equity representing approximately 17.6% of the outstanding limited partner interests in Energy Transfer Equity. Additionally, Enterprise GP Holdings acquired all of the membership interests in us and 4,400,000 of TEPPCO’s Units (see Note 1). As a result of these transactions, ETE GP and Energy Transfer Equity have become related parties to us.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to the transportation of crude oil on Seaway and rental expense related to the lease of pipeline capacity on Centennial. For additional information regarding our unconsolidated affiliates, see Note 8.

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NOTE 16. COMMITMENTS AND CONTINGENCIES

Litigation

In the fall of 1999, the Parent Company and TE Products were named as defendants in a lawsuit in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et al. and Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al.    In the lawsuit, the plaintiffs contend, among other things, that we and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water.  They further contend that the release caused damages to the plaintiffs.  In their complaint, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages.  On March 18, 2005, we entered into Release and Settlement Agreements with the McCleery plaintiffs dismissing all of these plaintiffs’ claims on terms that did not have a material adverse effect on our financial position, results of operations or cash flows.  Although we did not settle with all plaintiffs and we therefore remain named parties in the Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al. action, a co-defendant has agreed, by Cooperative Defense Agreement, to fund the defense. In a trial verdict rendered April 26, 2007, the plaintiffs in this case were awarded no damages from TE Products, and $0.2 million from the co-defendant. Consequently, the settlement of these claims did not have a material adverse effect on our financial position, results of operations or cash flows.

On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them. We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit. The plaintiffs assert damages attributable to the remediation of the property of approximately $1.4 million. This case has been stayed pending the completion of remediation pursuant to the Louisiana Department of Environmental Quality (“LDEQ”) requirements. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana. The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants. The former refinery is located near our Bossier City facility. Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property. The plaintiffs have recently pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving us and Enterprise or its affiliates. Mr. Brinckerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise and certain of its affiliates; and Dan L. Duncan. TEPPCO is named as a nominal defendant.

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The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for Units (the “Issuance Proposal”), were unfair to TEPPCO’s unitholders and constituted a breach by the defendants of fiduciary duties owed to TEPPCO’s unitholders and that the Proxy Statement failed to provide TEPPCO’s unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals. The amended complaint further alleges that, since Mr. Duncan acquired control of us in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise or its affiliates over TEPPCO. The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction), and the sale by TEPPCO to an Enterprise affiliate of the Pioneer plant in March 2006. As more fully described in the Proxy Statement, the ACG Committee recommended the Issuance Proposal for approval by our Board of Directors. The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of the ACG Committee, cannot be considered independent because of their alleged ownership of securities in Enterprise and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to

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affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows. At June 30, 2007, we have an accrued liability of $2.0 million related to sites requiring environmental remediation activities.

In 1999, our Arcadia, Louisiana, facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of environmental contamination. Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility. This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility. At June 30, 2007, we have an accrued liability of $0.1 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

On July 27, 2004, we received notice from the United States Department of Justice (“DOJ”) of its intent to seek a civil penalty against us related to our November 21, 2001, release of approximately 2,575 barrels of jet fuel from our 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against us for alleged violations of the Clean Water Act (“CWA”) arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. We have agreed with the DOJ on a proposed penalty of $2.9 million, along with our commitment to implement additional spill prevention measures, and expect to finalize the settlement by the end of 2007. We do not expect this settlement to have a material adverse effect on our financial position, results of operations or cash flows.

One of the spills encompassed in our current settlement discussion with the DOJ involved a 37,450-gallon release from Seaway on May 13, 2005 at Colbert, Oklahoma. This release was remediated under the supervision of the Oklahoma Corporation Commission, but resulted in claims by neighboring landowners that have been settled for approximately $0.7 million. In addition, the release resulted in a Corrective Action Order by the U.S. Department of Transportation. Among other requirements of this Order, we were required to reduce the operating pressure of Seaway by 20% until completion of required corrective actions. The corrective actions were completed and on June 1, 2006, we increased the operating pressure of Seaway back to 100%. We have a 50% ownership interest in Seaway, and any settlement should be covered by our insurance. We do not expect the settlement of the Colbert release to have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2005, a propane release and fire occurred at our Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of our employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, we received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on our financial position, results of operations or cash flows.

We are also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and

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reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

Contractual Obligations

In May 2007, TEPPCO issued $300.0 million of Junior Subordinated Notes due June 2067 (see Note 11). Other than the issuance of the Junior Subordinated Notes, there have been no significant changes in our schedule of maturities of long-term debt or other contractual obligations since the year ended December 31, 2006.

The following table summarizes TEPPCO’s and TE Products’ maturities of long-term debt obligations at June 30, 2007. A description of this long-term debt follows (in millions):

	Payment or Settlement due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Maturities of long-term debt (1)(2)	$ 1,590.0	$ --	$ --	$ --	$ --	$ 200.0	$ 1,390.0

__________________

(1)

TEPPCO has long-term payment obligations under its Revolving Credit Facility, its Senior Notes and its Junior Subordinated Notes. Amounts shown in the table represent our scheduled future maturities of long-term debt principal for the periods indicated (see Note 11 for additional information regarding TEPPCO’s consolidated debt obligations).

(2)

In accordance with SFAS No. 6, Classification of Short-Term Obligations Expected to be Refinanced, we have classified the 6.45% TE Products Senior Notes due in January 2008 as long-term (see Note 11 for additional information).

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Other

Centennial entered into credit facilities totaling $150.0 million, and at June 30, 2007, $140.0 million was outstanding under those credit facilities and expires 2024. In April 2007, $10.0 million matured and was repaid by Centennial. TE Products and Marathon have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under these credit facilities. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $70.0 million each at June 30, 2007. Provisions included in the $140.0 million Centennial credit facility required that certain financial metrics be achieved and for the guarantees to be removed by May 2007. These metrics were not achieved, and the provisions of the Centennial debt agreements were amended in May 2007 to require the guarantees to remain throughout the life of the debt. As a result of the guarantee, TE Products recorded an obligation of $9.9 million, which represents the present value of the estimated amount, based on a probability estimate, we would have to pay under the guarantee.

TE Products, Marathon and Centennial have entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event. There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each. As a result of the catastrophic event guarantee, TE Products recorded a $4.2 million obligation, which represents the present value of the estimated amount, based on a probability estimate, we would have to pay under the guarantee. If a catastrophic event were to occur and we were required to contribute cash to Centennial, contributions exceeding our deductible might be covered by our insurance, depending upon the nature of the catastrophic event.

One of our subsidiaries, TEPPCO Crude Oil, LLC (“TCO”), has entered into master equipment lease agreements with finance companies for the use of various equipment. We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements. Generally, events of default would trigger our performance under the guarantee. The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments. We carry insurance coverage that may offset any payments required under the guarantees. We do not believe that any performance under the guarantee would have a material effect on our financial condition, results of operations or cash flows.

On February 24, 2005, the Parent Company was acquired from Duke Energy Field Services, LLC by DFI. On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to DFI’s legal advisor that it was conducting a non-public investigation to determine whether DFI’s acquisition of the Parent Company may substantially lessen competition or violate other provisions of federal antitrust laws. We cooperated fully with this investigation.

On October 31, 2006, an FTC order and consent agreement ending its investigation became final. The order required the divestiture of TEPPCO’s equity interest in MB Storage, its general partner and certain related assets to one or more FTC-approved buyers in a manner approved by the FTC and subject to its final approval. The order contained no minimum price for the divestiture and required that TEPPCO provide the acquirer or acquirers the opportunity to hire employees who spend more than 10% of their time working on the divested assets. The order also imposed specified operational, reporting and consent requirements on us including, among other things, in the event that we acquire interests in or operate salt dome storage facilities for NGLs in specified areas. The FTC approved a buyer and sale terms for our equity interests and certain related assets, and we closed on such sale on March 1, 2007 (see Note 9).

On December 19, 2006, we announced that we had signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the proposed expansion

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of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, we will construct a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 3.5-mile product pipelines connecting the storage facility to Motiva’s refinery, 15,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. The storage and pipeline project is expected to be completed by January 1, 2010. As a part of a separate but complementary initiative, we will construct an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system. These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system. The total cost of the project is expected to be approximately $243.0 million, including $23.0 million for the 11-mile, 20-inch pipeline. By providing access to several major outbound refined product pipeline systems, shippers should have enhanced flexibility and new transportation options. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project. If the cancellation were to occur in 2007, Motiva would also pay costs incurred to date plus a five percent cancellation fee, with the fee increasing to ten percent after 2007.

NOTE 18. SUBSEQUENT EVENTS

Treasury Locks

In July and August 2007, TEPPCO executed forward treasury rate lock agreements that extend through January 31, 2008 for a notional amount totaling $100.0 million. These agreements, which are derivative instruments, have been designated as cash flow hedges to offset TEPPCO’s exposure to increases in the underlying U.S. Treasury benchmark rate that is expected to be used to establish the fixed interest rate for debt that TEPPCO expects to incur in 2008. The average rate under the treasury lock agreements was 4.88%. The actual coupon rate of the expected debt will be comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium at the date of issuance.

Acquisition of Assets

On July 31, 2007, we purchased assets from Duke Energy Ohio, Inc. and Ohio River Valley Propane, LLC for approximately $6.0 million. The assets, which will become part of our Downstream Segment, consist of an active 170,000 barrel LPG storage cavern, the associated piping and related equipment and a one bay truck rack. These assets are located adjacent to our Todhunter facility near Middleton, Ohio and are connected to our existing LPG pipeline. We funded the purchase through borrowings under TEPPCO’s Revolving Credit Facility.